Exhibit 99.1

JOINT FILING AGREEMENT

This Statement is filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC, WFC Holdings, LLC, and EVEREN Capital Corporation. Aggregate beneficial ownership reported by Wells Fargo & Company under Item 11 on page 2 is on a consolidated basis and includes any beneficial ownership separately reported herein by Wells Fargo Municipal Capital Strategies, LLC, WFC Holdings, LLC, and EVEREN Capital Corporation.

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party hereto hereby agrees that the Statement to which this agreement is attached shall be filed by Wells Fargo & Company on its own behalf and on behalf of Wells Fargo Municipal Capital Strategies, LLC, WFC Holdings, LLC, and EVEREN Capital Corporation (including any amendment, restatement, supplement, and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing, and/or incorporation by reference of this agreement as an exhibit thereto. This agreement shall remain in full force and effect until revoked by any party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date set forth below.

Date: December 10, 2018

WELLS FARGO & COMPANY

By:	/s/ Lori Ward
Name:	Lori Ward
Title:	Designated Signer

WELLS FARGO MUNICIPAL CAPITAL STRATEGIES, LLC

By:	/s/ Adam Joseph
Name:	Adam Joseph
Title:	President

WFC HOLDINGS, LLC

By:	/s/ Arthur C. Evans
Name:	Arthur C. Evans
Title:	Designated Signer

EVEREN CAPITAL CORPORATION

By:	/s/ Matthew J. Nachtman
Name:	Matthew J. Nachtman
Title:	Designated Signer